Exhibit 21.1

I.D. SYSTEMS, INC.

LIST OF SUBSIDIARIES

Name	Jurisdiction of Formation

Asset Intelligence, LLC	Delaware

I.D. Systems, GmbH	Germany

I.D. Systems (UK) Ltd (formerly Didbox Ltd.)	United Kingdom

Keytroller, LLC	Delaware